AMENDED AND RESTATED
                        REVOLVING CREDIT AGREEMENT


                                 between



                      Westar Auto Finance, L.L.C.,

                               as Borrower


                                   and


                             Bank One, NA,

                                as Lender


                              July 22, 1997

                                                 TABLE OF CONTENTS
                                                              Page

RECITALS 1

ARTICLE 1.  AGREEMENT OF THE PARTIES     3
1.1  Restatement of Obligations     3
1.2  Balance of Revolving Credit Loans   3
1.3  Compliance with Loan Documents 3
1.4  Continuation of Loan Documents 4

ARTICLE 2.  REVOLVING CREDIT LOANS  4
2.1  Increased Revolving Credit Commitment     4
2.2  Revolving Credit Note     4
2.3  Cancellation and Reduction of Increased Revolving Credit
     Commitment     6
2.4  Use of Funds.  6

ARTICLE 3.  FEES, PAYMENTS, SETOFFS, SECURITY     7
3.1  Fees.     7
3.2  Payments. 7
3.3  Setoffs   7
3.4  Security. 7

ARTICLE 4.  CONDITIONS OF BORROWING 8
4.1  Conditions Precedent to the Initial Revolving Credit Loan   8
4.2  Conditions Precedent to Each of the Revolving Credit Loans  9

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES   9
5.1  Organization and Authority     9
5.2  Qualification  9
5.3  Investments; Guarantees; Liabilities   10
5.4  Tax Returns and Payments  10
5.5  Title to Properties; Liens     10
5.6  Litigation     10
5.7  Compliance with Law and Other Instruments     10
5.8  Financial Statements      10
5.9  Patents; Trademarks  11
5.10 No Margin Activity   11
5.11 ERISA     11
5.12 Adverse Contracts; Defaults     11
5.13 Environmental Laws   12
5.14 Disclosure     12
5.15 Insurance 12
5.16 Events of Default    12
5.17 Characteristics of Leases and Leased Vehicles 12

ARTICLE 6.  AFFIRMATIVE COVENANTS    13
6.1  Bank Deposits   13
6.2  Financial Statements and Reports of the Company     13
6.3  Audited Financial Statements   14
6.4  Inspection      14
6.5  Insurance 14
6.6  Payment of Taxes and Claims     15
6.7  Compliance with Laws 15
6.8  ERISA     15
6.9  Preservation of Limited Liability Company Existence     16
6.10 Maintenance of Tangible Assets 16
6.11 Notices of Certain Events 16
6.12 Records and Books of Account   17
6.13 Performance of Contracts  17
6.14 Notice of Material Litigation  17
6.15 Use of Proceeds     17
6.16 Eligible Lease Originations    17

ARTICLE 7.  NEGATIVE COVENANTS  17
7.1  Indebtedness   17
7.2  Liens and Other Encumbrances   18
7.3  Guaranties and Other Contingent Liabilities   18
7.4  Fundamental Changes  18
7.5  Creation of Subsidiaries  18
7.6  Loans or Advances    18
7.7  Investments    19
7.8  Sale and Leaseback   19
7.9  Sale of Accounts     19
7.10 Capital Expenditures      19
7.11 Dividends and Purchases   19
7.12 Tangible Net Worth  19
7.13 Ratio of Consolidated Indebtedness to Consolidated Tangible
     Net Worth 20
7.14 Transactions with Affiliates   20
7.15 Organization of Company and WestAH  20

ARTICLE 8.  EVENTS OF DEFAULT   21
8.1  Event of Default     21
8.2  Consequences of Event of Default    23

ARTICLE 9.  MISCELLANEOUS  23
9.1  Notices   23
9.2  Term of Agreement; Termination; Successors and Assigns  24
9.3  No Implied Rights or Waivers   24
9.4  Applicable Law 24
9.5  Modifications, Amendments or Waivers       24
9.6  Counterparts   25
9.7  Headings  25
9.8  Expenses  25
9.9  Accounting Terms     25
9.10 Severability   25
9.11 Entire Agreement     25
9.12 Certificates, Etc    25

ARTICLE 10.  DEFINITIONS   26

ARTICLE 11.  EXCULPATION   32

SIGNATURES    32


     Exhibit A Amended and Restated Revolving Credit Note
     Exhibit B Amended and Restated Company Security Agreement
     Exhibit C Amended and Restated Dispute Resolution Agreement
     Exhibit D Opinion of Company's and Westar's Counsel

         AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


     THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Agreement"), amending and restating the Original Revolving Credit Agreement (defined below), is made and entered into as of June ___, 1997 by and among WESTAR AUTO FINANCE, L.L.C., a Washington limited liability company, as borrower (the "Company"), and BANK ONE, NA, a national banking association formerly known as Bank One, Columbus, N.A., as lender (the "Lender").

                             RECITALS

     The following recitals are representations with respect to certain factual matters that form the basis of this Agreement and are an integral part of this Agreement.

     A. The Lender agreed to loan to the Company the maximum sum of $12,000,000.00 (the "Original Revolving Credit Commitment") pursuant to the terms and conditions of a certain Revolving
Credit Agreement dated as of July 12, 1995 by and among the Company, Republic Leasing Incorporated, a Delaware corporation ("Republic"), and the Lender (the "Original Revolving Credit Agreement");

     B. To evidence the Company's borrowings from time to time under the Original Revolving Credit Commitment (collectively, the "Prior Revolving Credit Loans"), the Company executed a certain Revolving Credit Note dated July 12, 1995 (the "Original Revolving Credit Note"), whereby the Company promised to pay to the order of the Lender, on or before July 12, 1998, the Revolving Credit Loans, together with interest as set forth in the Original Revolving Credit Agreement;

     C. To secure the Original Revolving Credit Agreement and the Original Revolving Credit Note, the Lender and the Company entered into a certain Company Security Agreement dated as of July 12, 1995 (the "Original Company Security Agreement");

     D. In consideration of the Lender entering into the Original Revolving Credit Agreement, Republic and Westar Auto Holding Co., a Washington corporation and the manager of the Company ("WestAH"), jointly and severally, guaranteed, by a Guaranty dated as of July 12, 1995, the full and prompt payment to the Lender of all amounts owing to the Lender under the Original Revolving Credit Agreement at any time (the "Guaranty");

     E. To secure the Guaranty, the Lender and Republic entered into a certain Guarantor Security Agreement dated as of July 12, 1995 (the "Guarantor Security Agreement");

     F. To secure further the Guaranty, the Lender and Republic entered into a certain Pledge of Stock dated July 12, 1995, whereby Republic granted to the Lender a security interest in all of the outstanding shares of stock of WestAH and of Westar Lease Services, Inc., a Washington corporation ("Westar Lease Services, Inc."), respectively, and pledged and assigned all of the stock certificates evidencing such shares to the Lender (the "Stock Pledge Agreement");

     G. To secure further the Guaranty, the Lender and Republic entered into a certain Pledge of and Assignment of Membership Interests dated July 12, 1995, whereby Republic assigned, transferred and set over unto the Lender all of Republic's right, title and interest in and to 99% of the membership interests of the Company and all proceeds therefrom and granted and created in favor of the Lender a perfected security interest therein (the "Membership Interests Pledge Agreement");

     H. In further consideration of the Lender entering into the Original Revolving Credit Agreement, Robert W. Christensen, Jr., an individual, and Cathy L. Carson, an individual, jointly and severally, agreed, by a certain Validity Agreement dated as of July 12, 1995, to indemnify the Lender as set forth therein (the "Original Validity Agreement");

     I. In further consideration of the Lender entering into the Original Revolving Credit Agreement, the Lender, the Company and
Republic entered into a certain Agreement with Respect to Prevention and Resolution of Disputes dated as of July 12, 1995
(the "Original Dispute Resolution Agreement");

     J. The Company, Westar Financial Services Incorporated, a Washington corporation and successor to Republic, which owns 99% of the membership interests in the Company ("Westar"), WestAH and the Lender entered into a certain Amendment to July, 12 1995 Credit Agreement dated as of August 8, 1995 (the "First Amendment"), whereby (i) the parties to the First Amendment terminated the Guaranty and the Lender released Westar and WestAH from all liability thereunder, (ii) the parties terminated the Guarantor Security Agreement, Stock Pledge Agreement and Membership Interests Pledge Agreement and the Lender released its liens on and security interests in the collateral securing the Guaranty, and (iii) the parties amended the Original Revolving Credit Agreement so as to delete all references to Westar and WestAH, as guarantors;

     K. The Lender is still the holder and beneficiary of the Original Revolving Credit Agreement, as amended by the First Amendment, Original Revolving Credit Note, Original Company Security Agreement, Original Validity Agreement and Original Dispute Resolution Agreement (such documents, together with all other documents related thereto executed by the Company, or by Republic, Westar, WestAH and/or any of their respective Affiliates in their representative capacities, are hereinafter collectively referred to as the "Loan Documents"; provided, however, that the term "Loan Documents" shall not include the Guaranty, Guarantor Security Agreement, Stock Pledge Agreement and Membership Interests Pledge Agreement, it being acknowledged and agreed that such documents have been terminated pursuant to the provisions of the First Amendment);

     L. The Company and the Lender desire to amend and restate the Original Revolving Credit Agreement, the Original Revolving Credit Note and the other Loan Documents to (i) increase the maximum amount of the Original Revolving Credit Comm
 .itment from
$12,000,000 to $25,000,000, (ii) modify various provisions thereof, and (iii) make certain other changes thereto to reflect the agreement of the parties set forth in this Agreement;

     M. To evidence the agreement of the parties and to reflect the terms and conditions of this Agreement, the parties shall execute and deliver this Agreement and the agreements, documents and instruments contemplated hereby; and

     N.   Certain capitalized terms used herein are defined in
Article 10 hereof.


                             AGREEMENT:

     NOW, THEREFORE, in consideration of the agreement and undertakings of the parties hereto set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


              ARTICLE 1.  AGREEMENT OF THE PARTIES

     1.1 Restatement of Obligations. The parties hereto acknowledge and agree that this Agreement (i) amends and restates the Company's existing obligations under the Original Revolving Credit Agreement, as amended by the First Amendment, (ii) is a continuation of the borrowings evidenced by the Original Revolving Credit Agreement, as amended and restated hereby, and
(iii) is in substitution of and supersedes the Original Revolving Credit Agreement, as amended by the First Amendment. The Company covenants that the Company will perform and observe all covenants, agreements, stipulations and conditions on the Company's part to be performed under the Loan Documents, as amended, restated and modified hereby, and the Exhibits hereto.

     1.2 Balance of Revolving Credit Loans. The parties hereby acknowledge and agree that the outstanding principal balance of the Original Revolving Credit Note as of ___________, 1997 is $_____________ and that all accrued interest on the outstanding principal balance thereof has been paid through ___________, 199__.

     1.3 Compliance with Loan Documents. The Company hereby represents and warrants that the Company is in full compliance with all terms, conditions, covenants, agreements, stipulations, representations and warranties under the Loan Documents, and the Company hereby reaffirms the same as of the date hereof.

     1.4 Continuation of Loan Documents.   Except as specifically
modified herein and in the Exhibits hereto, the Loan Documents, as amended, restated and modified hereby, shall remain in full force and effect in all respects according to their terms, covenants and conditions as security for the unpaid balance of the indebtedness and interest thereon evidenced by this Agreement and the Restated Note, as if the unpaid balance of the principal, with the interest accrued thereon, had originally been payable as provided for herein. Except as specifically set forth herein and in the Exhibits hereto, nothing in this Agreement shall affect or impair any rights and powers which the Lender may have thereunder.


              ARTICLE 2.  REVOLVING CREDIT LOANS

     2.1 Increased Revolving Credit Commitment. The Lender hereby agrees on the terms and conditions of this Agreement to lend to the Company the maximum sum of Twenty-Five Million Dollars ($25,000,000) (the "Increased Revolving Credit Commitment"); provided, however, that so long as there remains outstanding all or any portion of the $750,000 loan made by the Lender to Westar pursuant to the terms of a loan agreement dated January 21, 1997 (the "750,000 Loan"), the Increased Revolving Credit Commitment available to the Company hereunder shall be reduced by the outstanding principal amount of the $750,000 Loan. The Increased Revolving Credit Commitment shall be available to the Company, subject to the limitations set forth herein, in whole or part and from time to time until July 12, 1998, and any amounts borrowed may be repaid in whole or in part and reborrowed until such date. Each borrowing under the Increased Revolving Credit Commitment shall be made in accordance with the provisions of this Section 2.1 and shall be subject to the conditions of
Article 4 (each such borrowing and each Prior Revolving Credit Loan is hereinafter referred to as a "Revolving Credit Loan").

     Each Revolving Credit Loan made hereunder shall be made pursuant to the request of the Company to the Lender on an advance request form furnished by the Lender to the Borrower which request for a Revolving Credit Loan shall specify (i) the total amount of the Revolving Credit Loan; (ii) the borrowing date (the "Borrowing Date"), which shall be a Business Day; (iii) the Eligible Lease Amount of the Leases being financed with the proceeds of the Revolving Credit Loan; and (iv) a calculation which demonstrates that after giving effect to the Revolving Credit Loan, the aggregate principal amount of the Revolving Credit Loans then outstanding will not exceed the Borrowing Base. Requests for Revolving Credit Loans may be made on the applicable Borrowing Date. Revolving Credit Loans requested on a Business Day on or before 12:00 p.m. (Columbus, Ohio time) shall be made by the Lender by 3:00 p.m. (Columbus, Ohio time) on the next succeeding Business Day.

     2.2 Revolving Credit Note. The Revolving Credit Loans and the Company's obligation to repay the same shall be evidenced by a master promissory note of the Company in the form of Exhibit A attached hereto (the "Restated Note"). The Restated Note shall be in substitution for the Original Revolving Credit Note and shall be executed and delivered by a duly authorized officer of the Company simultaneously with the execution and delivery of this Agreement. The Restated Note shall include the following terms:

     (a) Term. The Restated Note shall be dated as of the date hereof and shall be due and payable in full on or before July 12, 1998.

        (b) Interest Rate on Revolving Credit Loans. Each Revolving Credit Loan whether outstanding on the date hereof or made on or after the date hereof shall bear interest as set forth in the Original Revolving Credit Agreement. From its date, each Revolving Credit Loan made on or after the date hereof shall bear interest (computed on the basis of the actual number of days elapsed over a Business Year) on the unpaid principal balance at a fluctuating rate per annum equal to three percent (3.0%) above the LIBOR Rate.

     The initial LIBOR Rate for loans made hereunder shall be the LIBOR Rate in effect as of the initial Borrowing Date and thereafter shall be the LIBOR Rate in effect as of the first Business Day of each month (the "Interest
Determination Date") and such LIBOR Rate shall be effective for all outstanding Revolving Credit Loans until the next succeeding Interest Determination Date. Any change in the LIBOR Rate shall be effective immediately upon and after the related Interest Determination Date. Interest on the Revolving Credit Loans shall be payable quarterly in arrears on the last day of each March, June, September and December (the "Interest Payment Date"), commencing March 31, 1997.

     (c) Mandatory Repayments. (i) At no time shall (a) the amount of any individual Revolving Credit Loan outstanding exceed the related individual Borrowing Base, or (b) the amount of the aggregate Revolving Credit Loans outstanding exceed the aggregate Borrowing Base. The Company shall make such repayments of an individual Revolving Credit Loan or of the aggregate Revolving Credit Loans as are necessary to reduce the principal amount of such individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as applicable, to an amount which does not exceed the related individual Borrowing Base or the aggregate Borrowing Base, as applicable.

     (ii) The Company shall use the proceeds from the sale of Pooled Interest Certificates to repay all or a portion of the principal amount of, and accrued interest on, related outstanding Revolving Credit Loans. The Company shall be required to repay the entire principal amount of each outstanding Revolving Credit Loan within six months following the date on which the related Asset-Specific Trust Interests were purchased with the proceeds of such Revolving Credit Loan; provided, however, that the Company may elect at the time Eligible Leases related to such Asset-Specific Trust Interests are being reallocated to the Pooled Interest Portfolio evidenced by such Pooled Interest Certificates to reallocate Eligible Leases having an aggregate Eligible
Lease Amount of up to $1,000,000 to new Asset-Specific Trust Interests in which event the principal amount of the then outstanding Revolving Credit Loans may be reduced to an amount which does not exceed the Borrowing Base of such reallocated Eligible Leases. In no event may an Eligible Lease be reallocated to a new Asset-Specific Trust Interest more than once. The Lender understands that in order for the Trust to create a Pooled Interest Portfolio evidenced by such Pooled Interest Certificates, it will be necessary for the Lender to release its security interest in those Asset-Specific Trust Interests related to Trust Assets being reallocated to such Pooled Interest Portfolio. Except during the occurrence and continuation of an Event of Default, the Lender's consent to the release of such security interest shall not be unreasonably withheld.

     (d) Default Rate. Overdue principal and, to the extent permitted by law, overdue interest in respect of any Revolving Credit Loan shall bear interest at a rate equal to the sum of the rate otherwise applicable to such Revolving Credit Loan pursuant to Section 2.2(b) plus 3% per annum. The application of this Section 2.2(d) shall not constitute a waiver of any Event of Default or an agreement by the Lender to permit any later payments whatsoever.

     2.3 Cancellation and Reduction of Increased Revolving Credit Commitment. The Company shall be entitled to permanently reduce or cancel the Increased Revolving Credit Commitment from time to time with the written consent of the Lender and upon such terms as shall be agreed upon by the Company and the Lender. In the event of cancellation of the Increased Revolving Credit Commitment, the principal amount of the Restated Note shall be paid in full, together with all accrued interest thereon, any unpaid Unused Commitment Fee accrued to the date of cancellation, and all other amounts owing to the Lender by the Company hereunder. There shall be no prepayment penalty or fee of any kind. In the event of the permanent reduction of the Increased Revolving Credit Commitment to a level which is less than the then outstanding principal amount of the Restated Note, the Restated Note shall be prepaid at the time of such reduction in an amount equal to the then excess of the Restated Note over the Increased Revolving Credit Commitment as so reduced. Accrued interest on the principal amount of the Restated Note repaid shall be included in the interest due and payable on the next Interest Payment Date.

     2.4 Use of Funds. The proceeds of the Loan shall be used to fund the purchase by the Company of Asset-Specific Trust Interests from the Trust, and the Trust, in turn, shall use the proceeds from the purchase of the Asset-Specific Trust Interests to originate Eligible Leases, it being the intent of the parties that the Loan be a "Financing" satisfying the conditions set forth in Section 5.1(a)(i) of the Trust Agreement.


        ARTICLE 3.  FEES, PAYMENTS, SETOFFS, SECURITY

     3.1 Fees. The Company shall pay to the Lender a fee (the "Unused Commitment Fee") based on the daily average amount of the Increased Revolving Credit Commitment not drawn down in Revolving Credit Loans (the "Unused Commitment") for the period beginning with the date hereof and ending July 12, 1998 or on the sooner cancellation in full of the Increased Revolving Credit Commitment. The Unused Commitment Fee shall be payable quarterly in arrears and when the Increased Revolving Credit Commitment is fully terminated, on the date of such cancellation. The amount of the Unused Commitment Fee shall be equal to one-eighth of one percent (1/8%) per annum of the Unused Commitment (computed on the basis of the actual number of days elapsed over a Business
Year).

     In addition to the Unused Commitment Fee and the payments required to be made by the Company to the Lender under Section
9.8 hereof, the Company shall pay to the Lender a one-time fee (the "Commitment Fee") of $12,188.00, to be paid prior to or at closing irrespective of the total amount advanced hereunder, which sum is to compensate the Lender for processing the Company's request to amend and restate the Original Revolving Credit Agreement.

     3.2 Payments. All payments and prepayments by the Company to be made in respect of the Unused Commitment Fee or of principal or interest on the Restated Note shall become due at 1:30 p.m., Columbus, Ohio time on the day when due, and shall be made to the Lender in federal funds or other immediately available lawful money of the United States of America. Whenever any payment to be made hereunder shall be due other than on a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees hereunder.

     3.3 Setoffs. Upon the occurrence of any Event of Default, the Lender shall have the right to set off against all obligations of the Company to the Lender under this Agreement and the Restated Note, whether matured or unmatured, all amounts owing to the Company by the Lender, whether or not then due and payable, and all funds or property of the Company on deposit with or otherwise held or in the custody of the Lender for the beneficial account of the Company. Such funds shall be charged against accrued interest on and/or principal of the Restated Note, as the Lender may determine in its discretion.

     3.4 Security. As security for the payment of the Restated Note and for the performance of, and compliance with all of the terms, covenants, conditions, stipulations and agreements contained in this Agreement and in the Restated Note, the Company, by the security agreement in the form attached hereto as Exhibit B and incorporated herein by this reference (the "Restated Company Security Agreement") and by other instruments, shall, as provided in the Restated Company Security Agreement, assign and grant to the Lender a perfected security interest in all the collateral described in the Restated Company Security Agreement. The Restated Company Security Agreement amends and restates the Original Company Security Agreement.

            ARTICLE 4.  CONDITIONS OF BORROWING

     The obligation of the Lender to make the Revolving Credit
Loans to the Company provided for hereunder shall be subject to the following conditions:

     4.1 Conditions Precedent to the Initial Revolving Credit Loan. Prior to the disbursement of the initial Revolving Credit Loan made on or after the date hereof, the Company shall furnish to the Lender the following, each dated the date of the disbursement of such initial Revolving Credit Loan, in form and substance satisfactory to the Lender and counsel for the Lender:

     (a) The duly executed Restated Note in the form of the attached Exhibit A;

     (b) Certified copies of the resolutions of the Company authorizing the execution, delivery and performance of the Company's obligations under this Agreement, the Restated
Note and the Restated Company Security Agreement;

     (c) Certificate of the Secretary or of Assistant Secretary of WestAH, which shall certify the respective names of the officers of WestAH authorized to sign, on behalf of WestAH as manager of the Company, this Agreement, the Restated Note, the Restated Company Security Agreement and any other documents or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers. The Lender may conclusively rely upon such certificate until it shall receive a further certificate of the Secretary or an Assistant Secretary of WestAH canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

     (d)  The duly executed Restated Company Security
 Agreement;

     (e) The duly executed Amended and Restated Agreement with Respect to Prevention and Resolution of Disputes in the form of the attached Exhibit C (the "Restated Dispute
Resolution Agreement");

     (f) Opinion of counsel to the Company addressed to the Lender opining as to the matters set forth in Exhibit D hereto and as to such other matters as the Lender may request and containing only such qualifications as are acceptable to the Lender and its counsel;

     (g)  The duly executed Amended and Restated Validity
Agreement in the Form of the Attached Exhibit E (the
"Restated Validity Agreement");

     (h) The Company shall have paid to the Lender the Commitment Fee in the amount of $12,188.00 and shall have reimbursed the Lender for its closing costs, including, without limitations, fees and disbursements of its counsel, in an amount not to exceed $10,000.00; and

     (i) Such other opinions, certificates, affidavits, documents and filings as the Lender may deem reasonably necessary or appropriate.

     4.2 Conditions Precedent to Each of the Revolving Credit Loans. At the time of each Revolving Credit Loan after the initial Revolving Credit Loan, all mandatory repayments required by Section 2.2(c) shall have been made; the Company shall be in compliance with all of the other provisions, warranties and covenants contained in this Agreement with which it is to comply; and there shall exist no Event of Default or Default.


          ARTICLE 5.  REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Lender, which representations and warranties shall survive the execution and delivery of this Agreement and the Restated Note, as follows.

     5.1 Organization and Authority. The Company is a limited liability company, and Westar is a corporation, each duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective formation, and having all requisite power and authority to own and operate their properties and to carry on their businesses as now conducted.
The execution, delivery and performance of this Agreement, the Restated Company Security Agreement and the Restated Note have been duly authorized by the Company by all necessary limited liability company actions; there is no prohibition, either in law, in their respective articles of incorporation, certificate of incorporation, certificate of formation, limited liability company agreement, code of regulations, bylaws, or directors' bylaws, if any, or in any order, writ, injunction or decree of any court or arbitrator presently in effect having applicability to the Company or Westar which in any way prohibits or would be violated by the execution and performance of this Agreement, the Restated Company Security Agreement and the Restated Note in any respect; and this Agreement, the Restated Company Security Agreement and the Restated Note are and will be valid, binding and enforceable obligations of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and except to the extent enforcement thereof may be limited by the application of general principles of equity.

     5.2 Qualification. The Company and Westar are each duly qualified or licensed and in good standing as a foreign corporation or limited liability company, as applicable, duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by them makes such qualification or licensing necessary and in which the failure to be so qualified would have a materially adverse effect on the conduct of the business of the Company or Westar.
     5.3 Investments; Guarantees; Liabilities. The Company and Westar have made no investments in, advances to or guarantees of the obligations of any Person. Neither the Company nor Westar has any material Liabilities, direct or contingent, in excess of $100,000.

     5.4 Tax Returns and Payments. The Company and Westar have filed all tax returns required by law to be filed and have paid all taxes, assessments and other governmental charges of any material nature, either in amount or effect, levied upon any of their respective properties, assets, income or franchises, other than those not yet delinquent. The charges, accruals and reserves on the books of the Company and Westar in respect to income taxes for all respective fiscal periods are adequate in the opinion of the Company and Westar, and neither the Company nor Westar knows of any unpaid assessment for additional income taxes for any fiscal period or of any basis therefor.

     5.5 Title to Properties; Liens. The Company and Westar have good and marketable title to all of their respective property and assets, in each case including, but not limited to, the property and assets reflected as being owned by Westar on the Balance Sheet except such as have been disposed of in the ordinary course of business since the date of the Balance Sheet and all such property and assets are free and clear of mortgages, pledges, liens, charges or other encumbrances except such as are not prohibited by Section 7.2 hereof. The Company and Westar enjoy peaceful and undisturbed possession under all leases under which they are lessee which are material to the conduct of the businesses of the Company or Westar and all of such leases are valid, subsisting and in full force and effect in accordance with their terms. None of such leases contains any provision restricting incurrence of Indebtedness by the Company or Westar or any provision which materially adversely affects or in the future might materially adversely affect the business of the Company or Westar.

     5.6 Litigation. There is no court action, other proceeding or investigation pending or threatened which questions the validity of this Agreement, the Restated Company Security Agreement or the Restated Note or any action taken or to be taken pursuant thereto or which might result, either separately or in the aggregate, in any materially adverse change in the business, operations, affairs or condition of the Company or Westar.

     5.7 Compliance with Law and Other Instruments. The Company is not in violation of, and the execution, delivery and performance of this Agreement, the Restated Company Security Agreement and the Restated Note do not and will not result in a violation of nor a conflict with or default under any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to the Company or Westar or by which either are bound, which now or in the future may materially adversely affect either of their respective businesses, operations, affairs or condition.

     5.8 Financial Statements. Westar has furnished to the Lender consolidated financial statements of Westar including (i) an audited balance sheet, statement of income, statement of shareholders' equity and an audited statement of cash flow as at and for the fiscal year ended March 31, 1996, and (ii) an unaudited balance sheet (the "Balance Sheet") and income statement at and for the twelve-month period ending March 31, 1997. Such financial statements are complete and correct in all material respects and fairly reflect the financial condition of Westar as at such dates and the results of operations of Westar as at such dates and for the period ended on such dates. Since the date of such statements no materially adverse change has occurred in the business, operations, affairs or condition (financial or otherwise) of Westar.

     5.9 Patents; Trademarks. The Company and Westar possess and have made all filings with the United States Patent and Trademark Office and appropriate state agencies to evidence in each of them, respectively, full and complete title to all the patents, trademarks, service marks, trade names, copyrights and licenses and rights in respect of the foregoing which are essential to the conduct of their businesses, without any known conflict with the rights of others.

     5.10 No Margin Activity. Neither the Company nor Westar is engaged in the business of extending or obtaining credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as is now and may from time to time hereafter be in effect) and no part of the proceeds of any Revolving Credit Loans shall be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or to reduce or retire any indebtedness incurred for any such purpose. No part of the proceeds of the Loan will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations G, T, U or X of the Board of Governors.

     5.11 ERISA. Each Plan maintained by the Company or Westar and by each ERISA Affiliate complies with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. Neither the Company nor Westar nor any ERISA Affiliate has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) (i) which has not been corrected within the correction period applicable to it under Section 502(i) of ERISA or Section 4963(e) of the Code or (ii) for which an exemption has not been obtained under Section 408 of ERISA or
Section 4975 of the Code. Neither the Company nor Westar nor any ERISA Affiliate is a participant in (i) any Multiemployer Plan,
(ii) any other Plan which is subject to Title IV of ERISA, or
(iii) any money purchase pension plan.

     5.12 Adverse Contracts; Defaults. Neither the Company nor Westar is a party to any agreement or instrument or subject to any charter or other corporate or limited liability company restriction materially adversely affecting their respective businesses, properties or assets, operations or condition (financial or otherwise). Neither the Company nor Westar is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

     5.13 Environmental Laws. No release, emission, or discharge into the environment of hazardous substances, as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or hazardous waste as defined under the Solid Waste Disposal Act, as amended, or air pollutants as defined under the Clean Air Act, or toxic pollutants as defined under the Clear Air Act, or the Toxic Substances Control Act, has occurred or is presently occurring in excess of federally permitted releases or reportable quantities, or other concentrations, standards or limitations under, and which would constitute a material violation of, the foregoing laws or under any other federal, state or local laws or regulations, in connection with any aspect of the business of Westar, the Company or any other the Subsidiary. Except as previously disclosed in writing to the Lender, the Company and Westar have no knowledge of any past or existing violations of any environmental laws, ordinances or regulations issued by any federal, state or local governmental authority.

     5.14 Disclosure. No information, exhibit or report furnished by the Company or Westar to the Lender in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. There is no fact known to the Company or Westar which materially adversely affects or in the future may (so far as the Company or Westar can now foresee) materially adversely affect the business, operations, affairs or condition of the Company or Westar or any of their respective properties or assets which has not been set forth in this Agreement or in the Exhibits hereto.

     5.15 Insurance. All of the properties and operations of the Company and Westar of a character usually insured by Persons of established reputation engaged in the same or similar businesses similarly situated are adequately insured, by financially sound and reputable insurance companies, against loss or damage of the kinds and in amounts customarily insured against by such Persons and the Company and Westar carry, with such insurers in customary amounts, such other insurance, including public and product liability, as is usually carried by Persons of established reputation engaged in the same or similar businesses similarly situated.

     5.16 Events of Default. There does not exist any Event of Default or Default hereunder.

     5.17 Characteristics of Leases and Leased Vehicles. Each Lease and, to the extent applicable, each Leased Vehicle will be:
(a) written with respect to a Leased Vehicle that was at the time of the origination of the related Lease a new vehicle, a limited mileage dealer demonstrator or used vehicle or a manufacturer's program vehicle; (b) originated by a dealer located in the states of Idaho, Montana, Oregon, Utah or Washington (or such other states as shall be mutually agreed to by the parties) in the ordinary course of its business and in compliance with Westar's normal lease contract underwriting policies and practices; (c) owned by the Trustee on behalf of the Trust free of all liens except for liens permitted by the Trust Agreement or the Lease Purchase Agreement; (d) originated in compliance with, and complies with, all material applicable legal requirements; (e) evidenced by a certificate of title registered in the name of the Trustee; (f) a closed-end lease that (i) requires equal monthly payments to be made within 60 months of the date of origination of such contract and (ii) requires such payments to be made by the lessee thereof within 30 days after the date invoices for payments are distributed; (f) a Lease which fully amortizes to an amount equal to the residual value of the related Leased Vehicle based on a fixed annual percentage rate calculated on a constant yield basis; (g) fully assignable and will not require the consent of the lessee thereof as a condition to any transfer, sale or assignment of the rights of the originator; (h) a Lease which has never been extended; (i) a Lease as to which the lessee thereunder is not bankrupt or currently the subject of a bankruptcy proceeding; (j) not more than 60 days past due; (k) a Leased Vehicle which has not been repossessed; and (l) a Lease which satisfies the written underwriting criteria separately delivered by the Lender to the Company which underwriting criteria may be amended from time to time by agreement of the parties.

            ARTICLE 6.  AFFIRMATIVE COVENANTS

     Until payment in full of the Restated Note and performance of all other obligations of the Company hereunder:

     6.1 Bank Deposits. The Company covenants that the Lender shall be the principal bank of account and primary depository for the Company and Westar; provided, however, that Lender hereby consents to the Company's maintenance of its existing depository and disbursement account with First Community Bank.

     6.2 Financial Statements and Reports of the Company. (a) Not later than thirty (30) days following the end of each fiscal quarter, the Company shall cause Westar to furnish to the Lender the following items in form and substance satisfactory to the
Lender:

 (i) An unaudited income statement of Westar for the fiscal quarter and fiscal year to date and copies of the statements for the same periods of the previous year;

 (ii) An unaudited balance sheet of Westar as of the end of such fiscal quarter and copies of such statements for the same period of the previous year;

 (iii) A certificate from the chief financial officer of Westar stating that (i) the financial statements are complete and correct in all material respects and fairly represent the financial position of Westar as of their respective dates and the results of Westar's operations for the periods then ended; (ii) the Company and Westar have complied with and is then in compliance with all terms and covenants of this Agreement; and (iii) there exists no Default or Event of Default; and

 (iv) An aging report of all Leases in form and substance satisfactory to the Lender.

     (b) Not later than three (3) Business Days following the end of each week, the Company shall furnish the Lender a Borrowing Base certificate containing (i) a calculation of the Borrowing Base for each week on a consolidated basis in detail satisfactory to the Lender, (ii) so long as any Revolving Credit Loans remain outstanding, an affirmative certification from the Company's chief executive officer or chief financial officer that the Borrowing Base is equal to or greater than the amount of Revolving Credit Loans outstanding, and (iii) in the event that any individual Borrowing Base is less than the related individual Revolving Credit Loan or the aggregate Borrowing Base is less than the aggregate Revolving Credit Loans, a calculation of the amount of the repayment of the related Revolving Credit Loan or Revolving Credit Loans required pursuant to Section
2.2(c) hereof.

     6.3  Audited Financial Statements.

     (a) Not later than ninety (90) days following the end of each fiscal year of Westar, beginning with the fiscal year ended March 31, 1997, the Company shall cause Westar to furnish to the Lender, in form and substance satisfactory to the Lender, complete consolidated financial statements for Westar for such fiscal year certified by an independent certified public accountant acceptable to the Lender, with an opinion not significantly qualified.

     (b) Each of the financial statements delivered under this Section 5.3 shall be accompanied by a certificate of the chief financial officer of Westar stating that except as disclosed in the certificate such officer has no knowledge of a Default or an Event of Default hereunder and setting Lender the financial status of Westar (at the end of, or, in the case of incurrence tests, during such accounting period) in respect of the restrictions contained in Sections 7.12 and 7.13 and, if applicable, the requirements contained in
Section 6.16 hereof.

     6.4 Inspection. The Lender shall have the right to review the books and records of the Company and Westar regarding their business affairs and financial condition and to copy the same and make excerpts therefrom, and to inspect the assets of the Company which are subject to the Restated Company Security Agreement, at all times during regular business hours; so long as such inspections do not unreasonably interfere with or impede the operations of Westar or the Company.

     6.5 Insurance. The Company shall, and shall cause Westar to, insure and maintain insurance upon all of their assets and business properties and product liability insurance with responsible and reputable insurers of such character and in such amounts as are usually maintained by companies engaged in like business. All insurance policies shall be written for the benefit of Westar, the Company and the Lender as their interests may appear and shall contain a provision requiring the insurance company to provide the Lender not less than ten days' written notice prior to cancellation of any such policy. All insurance policies or certificates evidencing the same shall be furnished to the Lender.

     6.6 Payment of Taxes and Claims. The Company shall pay, and shall cause Westar to pay, all taxes, assessments and other governmental charges imposed upon their respective properties or assets or in respect of any of their franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become due and payable and which by law have or might become a lien or charge upon any of their properties or assets, provided that (unless any material item of property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if the amount, applicability or validity thereof is currently being contested in good faith and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

     6.7 Compliance with Laws. The Company shall comply, and shall cause Westar to comply, in all substantial respects with all applicable statutes, laws, ordinances and governmental rules, regulations and orders to which they are subject or which are applicable to their businesses, properties and assets if noncompliance therewith would materially adversely affect such businesses, including, but not limited to, all applicable Federal, state, regional, county or local laws, statutes, rules, regulations or ordinances concerning public health, safety or the environment; provided that, unless such contest or noncompliance would materially adversely affect such business, Westar or the Company need not so comply if any such statute, law, ordinance, or governmental rule, regulation or order is currently being contested in good faith.

     6.8 ERISA. The Company shall furnish, and cause Westar to furnish, to Lender: (a) promptly and in any event within 10 days after Westar or the Company knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of the chief financial officer of Westar or the Company, as relevant, setting forth details as to such Reportable Event and the action which Westar or the Company, as applicable, proposes to take with respect thereto; (b) promptly and in any event within 10 days after Westar or the Company knows or has reason to know of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by Westar or the Company or any ERISA Affiliate a statement of the chief financial officer of the Company or such Subsidiary describing such condition; (c) at least 10 days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;
(d) promptly and in no event more than 10 days after the filing thereof with the Secretary of the Treasury, a copy of any application by Westar or the Company or an ERISA Affiliate for a waiver of the minimum funding standard under section 412 of the Code; (e) promptly and in no event more than 10 days after the filing thereof with the Internal Revenue Service, copies of each annual report which is filed on Form 5500 together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such form 5500;
(f) promptly and in any event within 10 days after it knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Company or such Subsidiary describing such event or condition;
(g) promptly and in no event more than 10 days after receipt thereof by Westar or the Company or any ERISA Affiliate, a copy of each notice received by Westar or the Company or an ERISA Affiliate concerning the imposition of any withdrawal liability under section 4202 of ERISA; and (h) promptly after receipt thereof a copy of any notice Westar or the Company or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this subsection (h) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

     6.9 Preservation of Corporate Existence. The Company shall preserve and maintain, and shall cause Westar to preserve and maintain, its corporate or limited liability company existence, as applicable, rights, franchises and privileges in the jurisdiction of their incorporation or formation or in any other jurisdiction they shall select, and qualify and remain qualified as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which such qualification is necessary or desirable in view of their business and operations or the ownership of their properties.

     6.10 Maintenance of Tangible Assets. The Company shall, and shall cause Westar to, maintain its tangible assets in good condition and repair and shall not permit any action or omission which might materially impair the value thereof, normal wear and tear excepted.

     6.11 Notices of Certain Events. The Company shall, and shall cause Westar to, within five Business Days of the occurrence thereof give notice to the Lender of:

     (a)  Any Default or Event of Default;

     (b) Any default or event of default under any contractual obligation of Westar or the Company that would have a materially adverse effect on Westar or the Company;
or

     (c) A materially adverse change in the business, operations, affairs or condition (financial or otherwise) of Westar or the Company which threatens the ability of the Company to satisfy any of its obligations to make payments of the principal of, or interest on, the Loan pursuant to the terms of this Agreement and the Restated Note.

Each notice pursuant to this Section 6.11 shall be accompanied by a statement of the chief executive officer or chief financial officer of Westar or the Company, as applicable, setting forth details of the occurrence referred to therein and stating what action Westar or the Company, as applicable, proposes to take with respect thereto.

     6.12 Records and Books of Account. The Company shall, and shall cause Westar to, keep adequate records and books of account in which complete entries will be made in accordance with GAAP, reflecting all financial transactions required by GAAP to be so reflected.

     6.13 Performance of Contracts. The Company shall, and shall cause Westar to, perform and comply with, in accordance with their terms, all material provisions of each and every contract, agreement or instrument now or hereafter binding upon them, except to the extent that they shall contest the provisions thereof in good faith and by proper proceedings.

     6.14 Notice of Material Litigation. The Company shall, and shall cause Westar to, promptly notify the Lender in writing of any litigation, arbitration proceeding or administrative investigation, inquiry or other proceeding to which Westar or the Company may hereafter become a party which may involve any risk of any judgment or liability not fully covered by insurance or which may otherwise result in any materially adverse change of the business, operations, affairs or condition (financial or otherwise) of Westar or the Company or which may impair the ability of Westar or the Company to perform their respective obligations under this Agreement, the Restated Company Security Agreement, the Restated Note or any other agreement or instrument contemplated hereby or thereby.

     6.15 Use of Proceeds. The Company shall use all proceeds of the Revolving Credit Loans for legal and proper purposes, and such uses shall be consistent with all applicable laws.

     6.16 Eligible Lease Originations. In the event that the aggregate Indebtedness of the Company and Westar to the Lender exceeds $12,000,000 at any time, the cumulative number of Eligible Leases funded by the Company and included as a part of the Trust Assets after the date hereof through and including the last day of each calendar month occurring thereafter must be equal to or greater than the product of 120 multiplied by the number of full calendar months elapsed subsequent to the date hereof.

              ARTICLE 7.  NEGATIVE COVENANTS

     Until payment in full of the Restated Note and the performance of all other obligations of the Company hereunder, without the prior written consent of the Lender:

     7.1 Indebtedness. The Company shall not create, incur, assume or suffer to exist any Indebtedness, except for (a)
Indebtedness to the Lender and (b) trade payables incurred in the ordinary course of business.

     7.2 Liens and Other Encumbrances. The Company shall not, and shall not permit Westar or any other Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien or other encumbrance of any nature whatsoever on any of its property or assets whether now owned or hereafter acquired, except (i) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings (so long as no material item of property would be lost, forfeited or materially damaged as a result thereof), and as to which Westar or the Company or such other Subsidiary, as the case may be, shall, as appropriate under GAAP, have set aside on its books and records adequate reserves;
(ii) deposits under workers' compensation, unemployment insurance, social security and other similar laws or to secure the performance of bids, tenders or contracts (other than for the repayment of purchase price Indebtedness or borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, all in the ordinary course of business; or (iii) liens and security interests in favor of the Lender.

     7.3 Guaranties and Other Contingent Liabilities. The Company shall not, and shall not permit Westar or any other Subsidiary to, become an indemnitor, guarantor or surety or otherwise become liable for any of the obligations or liabilities of any Person.

     7.4 Fundamental Changes. The Company shall not, and shall not permit Westar or any other Subsidiary to, (i) enter into any transaction of merger or consolidation or amalgamation, or (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (iii) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or (iv) acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidence of beneficial ownership of, any Person, or (v) make any material change in the nature of its business or in the methods by which it conducts business, or (vi) amend its articles of incorporation, certificate of incorporation, certificate of formation or limited liability company agreement, as applicable, to create or authorize the creation of any class or series of stock or membership interests, as applicable, other than the class or series of stock or membership interests now authorized in its articles of incorporation, certificate of incorporation, certificate of formation or limited liability company agreement, as applicable, heretofore delivered to the Lender; provided, however, that after Company may be merged with or into or consolidated with Westar, so long as Westar is the surviving entity.

     7.5 Creation of Subsidiaries. The Company shall not, and shall not permit Westar or any other Subsidiary to, create or acquire any additional Subsidiaries, and the Company represents and warrants that Westar Auto Holding Co., a Washington corporation and the manager of the Company ("WestAH") is the only Subsidiary of Westar.

     7.6 Loans or Advances. The Company shall not, and shall not permit Westar or any other Subsidiary to, make loans or advances to any Person.

     7.7 Investments. The Company shall not, and shall not permit Westar or any other Subsidiary to, acquire or purchase the securities of any Person.

     7.8 Sale and Leaseback. The Company shall not, and shall not permit Westar or any other Subsidiary to, enter into any agreement with any lender or investor providing for the leasing of (i) real or personal property which has been or is to be sold or transferred by Westar, the Company or any other Subsidiary to such lender or investor or (ii) other real or personal property intended to be used for substantially the same purpose as the property sold or transferred by Westar, the Company or any other Subsidiary.

     7.9 Sale of Accounts. The Company shall not, and shall not permit Westar or any other Subsidiary to, sell, assign or exchange any of its Accounts or notes receivable with or without recourse.

     7.10 Capital Expenditures. Westar shall not purchase, on a consolidated basis, fixed or capital assets in any fiscal year in an amount in excess of $250,000.

     7.11 Dividends and Purchases. The Company shall not, and shall not permit Westar or any other Subsidiary to, declare or pay on, or make any distribution to the holders of any shares of capital stock of Westar of any class or any membership interest of the Company, and the Company shall not, and shall not permit Westar or any other Subsidiary to, purchase, redeem or otherwise acquire for consideration any shares of capital stock of Westar of any class or any membership interests of the Company except as hereinafter provided. Subject to the provisions of Sections 7.12 and 7.13 hereof and provided no Event of Default or Default shall have occurred and be continuing, or would result therefrom, Westar may (a) declare or pay on, or make a distribution to the holders of (i) any shares of preferred stock now outstanding at a dividend rate not to exceed 10% per annum, and (ii) any shares of common stock, if after giving effect to any such payment the Tangible Net Worth of Westar would not be less than $2,200,000 and (b) purchase, redeem or otherwise acquire for consideration any shares of capital stock of Westar if after giving effect to such payment, the Tangible Net Worth of Westar would not be less than $2,200,000.

     7.12 Tangible Net Worth. The Company shall not permit Westar's consolidated Tangible Net Worth to be less than the amount listed in column (b) of this section at any time during the period listed opposite such amount in column (a) of this section:

                    (a)                             (b)
            For the period from                   Amount

     The date hereof through March 31, 1997     $1,000,000
     April 1, 1997 and thereafter               $2,000,000

In addition, the Company shall not permit Westar's consolidated Tangible Net Worth to be less than $7,000,000 at the end of any fiscal quarter during which the aggregate principal amount of outstanding Revolving Credit Loans exceeded $12,000,000 at any time.

     7.13 Ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth. The Company shall not permit the ratio of consolidated total Indebtedness to consolidated Tangible Net Worth of Westar to exceed the ratio listed in column (b) of this section at any time during the period listed opposite such ratio in column (a) of this section:

               (a)                                      (b)
      For the period                                   Ratio

     From the date hereof through March 31, 1996        5:1
     From April 1, 1997 and thereafter                  4:1

     7.14 Transactions with Affiliates. The Company shall not, and shall not permit Westar or any other Subsidiary to: (i) enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate or any officer or director thereof, enter into, assume or suffer to exist any employment or consulting contract with any Affiliate or any officer or director thereof or any former or current officer or director of Westar or the Company, except any transaction or contract which is in the ordinary course of Westar's or the Company's business and which is upon fair and reasonable terms no less favorable to Westar or the Company than it would obtain in a comparable arms-length transaction with a Person not an Affiliate; or (ii) pay any fees or expenses to, or reimburse or assume any obligation for the reimbursement of any expenses incurred by, any Affiliate or any officer or director thereof except as may be permitted in accordance with the preceding clauses of this Section.

     7.15 Organization of the Company and WestAH. The Company shall not amend its limited liability company agreement in any manner which would (1) relax the limitations on the Company's business set forth therein, (2) increase the number of members of the Company or (3) change the identity of the manager. The Company shall not permit WestAH to amend its articles of incorporation in any manner which would (a) relax the limitations on WestAH's business set forth therein, (b) relax the requirements that WestAH maintain at least one independent director, (c) alter the duties, powers, rights and responsibilities of such director or (d) otherwise relax the provisions contained therein which (i) limit the indebtedness incurred by WestAH, (ii) restrict WestAH from initiating bankruptcy proceedings or (iii) require WestAH to maintain its existence as a corporation separate and apart from its affiliates.

               ARTICLE 8.  EVENTS OF DEFAULT

     8.1 Event of Default. Event of Default shall mean the occurrence of one or more of the following described events:

     (a) The Company defaults in the payment of any principal of the Restated Note when the same shall become due, either by the terms thereof or otherwise as herein provided and such default continues for a period of five (5)
Business Days;

     (b) The Company defaults in payment of any Unused Commitment Fee, Commitment Fee or any interest on the Restated Note or of any other payment due the Lender under this Agreement when the same shall become due, either by the terms thereof or otherwise as herein provided and such default continues for a period of five (5) Business Days;

     (c) The Company defaults in the payment of any amount due to Lender pursuant to the terms of any promissory note or other instrument and such default continues for five (5)
Business Days;

     (d) The Company defaults in the performance or observance of any covenant, condition or agreement contained in the Restated Company Security Agreement or there is a breach of any of the terms of the Restated Validity
Agreement or the Restated Dispute Resolution Agreement;

     (e) Westar or the Company shall default in the payment of any material Indebtedness, other than any Indebtedness due Lender, beyond any period of grace provided with respect thereto, or the Company defaults in the performance of any agreement under which such Indebtedness payment obligation is created if the effect of such default is to cause or permit the holder or holders of such obligation (or a representative of such holder or holders) to cause, such payment obligation to become due prior to its date of maturity and such default continues for five (5) Business Days;

     (f) Any representation or warranty made by the Company herein or in the Restated Company Security Agreement in any report, certificate or writing furnished in connection with or pursuant to this Agreement shall be false or incorrect in any material respect on the date as of which made;

     (g) The Company shall default in the performance or observation of any covenant, condition or agreement in Articles 6 or 7 hereof;

     (h) The Company shall default in the performance or observation of any covenant, condition or agreement made or required to be observed or performed by the Company or Westar under this Agreement other than any covenant, condition or agreement described in Articles 6 or 7 hereof and such default shall continue without cure for thirty (30) days after written notice thereof shall have been given to the Company by the Lender;

     (i) Westar or the Company make an assignment for the benefit of creditors;

     (j) Westar or the Company petitions or applies to any tribunal for the appointment of a trustee or receiver of Westar or the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to Westar or the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or hereafter in effect;

     (k) Any petition or application is filed, or any proceedings are commenced against Westar or the Company and Westar or the Company by any act indicates its approval thereof, consent thereto, or acquiescence therein, or any order is entered appointing a trustee or receiver, or adjudicating Westar or the Company bankrupt or insolvent, or approving the petition in any such proceedings and such order remains unstayed or undischarged for more than sixty
(60) days; provided, however, that the Lender shall be under no obligation to make Revolving Credit Loans hereunder during the period that such order is unstayed or undischarged;

     (l) Any order is entered in any proceedings against Westar or the Company decreeing the dissolution of Westar or the Company and such order remains unstayed or undischarged for more than sixty (60) days;

     (m) A final judgment or judgments for the payment of money in excess of an aggregate of $100,000 shall be rendered against Westar or the Company and such judgment or judgments shall remain undischarged for a period of sixty
(60) consecutive days during which the execution shall not be effectively stayed;

     (n) The Company defaults in the performance or observance of any of its covenants or agreements contained in the Trust Agreement which has a material adverse affect on its business, properties or assets, operations or condition (financial or otherwise); or


     (o) (i) Any Reportable Event or a Prohibited Transaction shall occur with respect to any Plan; (ii) a notice of intent to terminate a Plan under section 4041 of ERISA shall be filed; (iii) a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan; (iv) any other event or condition shall exist which might, in the opinion of the Lender, constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) Westar, the Company or any ERISA Affiliate shall withdraw from a Multiemployer Plan under circumstances which the Lender determines could have a material adverse effect on the financial condition of Westar or the Company; and in case of the occurrence of any event or condition described in clauses (i) through (v) above, such event or condition may result in the aggregate amount of Westar's or the Company's liability to a Plan or a Multiemployer Plan or to the PBGC under section 4062, 4063, 4064, 4201 or 4202 of ERISA as determined in good faith by the Lender to be in excess of 10% of Tangible Net Worth, and such liability of the Westar or the Company shall not be covered in full, for the benefit of Westar or the Company, by insurance.

     8.2 Consequences of Event of Default. (a) If any Event of Default specified under Section 8.1, other than subsections (a) and (b) and (i) through (l) thereof, shall occur and be continuing the Lender shall be under no further obligation to make Revolving Credit Loans hereunder and the Lender may, by written notice to the Company, declare the unpaid balance of all Unused Commitment Fees and the principal and interest accrued on the Restated Note and all other obligations of the Company hereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without any other or further presentment, demand, protest, notice of default, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived.

     (b) If an Event of Default specified under subsections (a) and (b) and (i) through (l) inclusive, of Section 8.1 shall occur, the Lender shall be under no further obligation to make Revolving Credit Loans hereunder and the unpaid balance of all Unused Commitment Fees and the principal and interest accrued on the Restated Note and all other obligations of the Company hereunder shall be immediately due and payable automatically without presentment, demand, protest, notice of default, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived.

                  ARTICLE 9.  MISCELLANEOUS

     9.1 Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing or by telecopy or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of telegraphic notice, when delivered to the telegraph company, or in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Company and the Lender or to such address or other address as may be hereafter notified by the parties hereto and any future holders of the Restated Note:
 The Company:     Westar Auto Finance, L.L.C.
                  The Republic Building
                  505 East Union Avenue, Suite 300-C
                  P.O. Box 919
                  Olympia, Washington 98507
                  Attention:  Robert W. Christensen,Jr., President

 The Lender:      Bank One, NA
                  Alternative Funding and Servicing
                  100 East Broad Street
                  P.O. Box 711009
                  Columbus, Ohio 43271-1009
                  Attention:  Robert N. Kent, Jr., Vice President

     9.2 Term of Agreement; Termination; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the reports, certificates and other writings delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making by the Lender of each Revolving Credit Loan and the execution and delivery to the Lender of the Restated Note and shall continue in full force and effect until terminated. The representations of the Company herein are made as of the date of this Agreement. This Agreement shall terminate at such time as the Increased Revolving Credit Commitment is terminated in full and the Lender has received payment in full of all amounts owing to the Lender hereunder and under the Restated Note. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such parties; and all terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, whether so expressed or not; provided, however, that the Company may not assign or transfer its rights or duties under this Agreement to any Person without the prior written consent of the Lender.

     9.3 No Implied Rights or Waivers. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar and other circumstances. Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under the Restated Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of the same or the exercise of any other right, power or privilege.

     9.4 Applicable Law. This Agreement and the Restated Note shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Ohio.

     9.5 Modifications, Amendments or Waivers. (a) The Lender and the Company may from time to time enter into written agreements amending or changing any provision of this Agreement or the rights of the Lender or the Company hereunder or give waivers or consents to a departure from the due performance of the obligations of the Company hereunder or under the Restated Note.

     (b) In the case of any such waiver or consent relating to any provision hereof, the parties shall be restored to their former positions and rights thereunder, and any Default or Event of Default so waived or consented to shall be deemed to be cured and not continuing; but no such waiver or consent shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

     9.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

     9.7 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

     9.8 Expenses. The Company shall pay or cause to be paid and save the Lender harmless against liability for the payment of all reasonable out-of-pocket expenses, including counsel fees and disbursements, incurred or paid by the Lender in connection with
(i) the negotiation, development, preparation, execution and performance of this Agreement, the Restated Company Security Agreement and the Restated Note and the related transactions up to an amount not to exceed $10,000; (ii) any requested amendments, waivers or consents pursuant to the provisions hereof and thereof; and (iii) the enforcement of this Agreement, the Restated Company Security Agreement and the Restated Note including such expenses as may be incurred by the Lender in collection of the Restated Note and all obligations of the Company hereunder.

     9.9 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

     9.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or effecting the validity or enforceability of such provisions in any other jurisdiction.

     9.11 Entire Agreement. This Agreement and the Exhibits hereto reflect the entire understanding of the parties with respect to the subject matter thereof and supersede all prior agreements or understandings with respect thereto in their entirety.

     9.12 Certificates, Etc. All certificates, reports and other writings submitted by the Company to the Lender hereunder shall constitute the representations and warranties of Westar or the Company, as the case may be, to the Lender as to the truth and accuracy of all facts, calculations and other information set forth therein, as though fully set forth and repeated in this Agreement.
                     ARTICLE 10.  DEFINITIONS

      As used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "1996-A Supplement" shall mean that certain Supplement 1996-A to Second Amended and Restated Westar Lease Origination Trust Agreement dated as of August 9, 1996 among the Company (as
Grantor and Beneficiary), Westar Lease Services, Inc. (as Trustee), the Bank of New York (as Certificate Trustee), the Lender (as Warehouse Lender and Backup Servicer) and Westar (as Marketer and Servicer), as the same has and may hereafter be amended, modified, supplemented or restated.

     "1996-B Supplement" shall mean that certain Supplement 1996-B to Second Amended and Restated Westar Lease Origination Trust Agreement dated as of December 12, 1996 among the Company (as Grantor and Beneficiary), Westar Lease Services, Inc. (as Trustee), the Bank of New York (as Certificate Trustee), the Lender (as Warehouse Lender and Backup Servicer) and Westar (as Marketer and Servicer), as the same has and may hereafter be amended, modified, supplemented or restated.

     "Accounts" shall have the meaning provided in the Uniform
Commercial Code.

     "Accumulated Funding Deficiency" shall mean a funding deficiency described in Section 302 of ERISA.

     "Affiliate" of a Person shall mean any other Person directly or indirectly controlling, under common control with, or controlled by such Person. An Affiliate of Westar shall include any officer, manager, or record or beneficial owner of 5% or more of the outstanding capital stock of any class of Westar. For purposes of the definition of Affiliate, "control" when used with respect to any specific Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

     "Agreement" is defined in the preamble.

     "Asset-Specific Trust Interest" shall have the meaning set forth in the Trust Agreement.

     "Asset-Specific Trust Interest Certificate" shall have the meaning set forth in the Trust Agreement.

     "Balance Sheet" is defined in Section 5.8.

     "Borrowing Base" shall mean 90% of the Eligible Lease Amount.

     "Borrowing Date" is defined in Section 2.1.

     "Business Day" shall mean any day other than Saturdays, Sundays and other legal holidays or days on which the principal office of the Lender is closed.

     "Business Year" shall mean a year of 360 days.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" is defined in Article 11.

     "Company" is defined in the preamble.

     "Default" shall mean the occurrence of an event which with the giving of notice, passage of time, or both would become an Event of Default.

     "Eligible Lease" shall mean a Lease which as of any date satisfies the criteria set forth in Section 5.18.

     "Eligible Lease Amount" shall mean, as of the date of origination, the (i) the greater of 105% of the manufacturer's suggested retail price or 120% of invoice for new vehicles, or
(ii) 105% of Kelly Blue Book for used vehicles, plus (i) mechanical breakdown insurance acceptable to the Lender offered by an insurance company acceptable to the Lender for a premium not to exceed $1,200, (ii) credit life insurance acceptable to the lender offered by an insurance company acceptable to the Lender for a premium not to exceed $1,000, (iii) and any applicable luxury tax, and (iv) Westar's administrative fee. The Eligible Lease Amount shall be recalculated on a monthly basis which shall fully amortize the Eligible Lease Amount as of the date of origination to an amount equal to the residual value of the related Leased Vehicle over the term of the related Lease based on the implicit annual percentage rate at which the related Lease was originated calculated on a constant yield basis. The Eligible Lease Amount shall be so recalculated whether or not the related lease payment is received. Any Lease which has ceased to be an Eligible Lease shall be excluded from the calculation of the Eligible Lease Amount.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean each trade or business, including Westar and the Company, whether or not incorporated, which together with Westar and the Company would be treated as a single employer under Section 4001 of ERISA.

     "Event of Default" is defined in Section 8.1.

     "First Amendment" is defined in the Recitals to this Agreements.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Guarantor Security Agreement" is defined in the Recitals to this Agreement.

     "Guaranty" is defined in the Recitals to this Agreement.

     "Indebtedness" as applied to any Person, shall mean all obligations of that Person which are included in clauses (i),
(ii), (iii) and (iv) of the definition of Liabilities below, irrespective of whether or not any such obligations also would be included within any other clause of such definition, but including, however, obligations properly treated as capital lease obligations or their equivalent under GAAP, and also including any obligation of such Person or an ERISA Affiliate to a Multiemployer Plan.

     "Interest Determination Date" is defined in Section 2.2(c)

     "Interest Payment Date" is defined in Section 2.2(b).

     "Lease" shall mean fixed rate retail closed-end lease contract for an automobile or light-duty truck which shall from time to time be originated or purchased by the Trust.

     "Leased Vehicle" shall mean any new or up to two model year-old used automobile or light-duty truck which is subject to a Lease.

     "Liabilities" as applied to any Person shall mean: (i) all obligations of that Person to repay or pay money borrowed from another Person or the deferred portion of the purchase price of services or property (other than inventory purchased in the ordinary course of business unless evidenced by a note payable);
(ii) all obligations of that Person under bankers acceptances;
(iii) all obligations of that Person under letters of credit;
(iv) obligations of others which that Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which that Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable; (v) all obligations evidenced or secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held by that Person is subject, whether or not the obligation evidenced or secured thereby shall have been assumed; and (vi) all other items (except items of capital stock, capital surplus, general contingency reserves, deferred income taxes, retained earnings and amounts attributable to minority interest, if any) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of that Person as of the date Liabilities is to be determined; excluding, however, from the foregoing, obligations of that Person properly treated as capital lease obligations or their equivalent under GAAP.

     "LIBOR Rate" shall mean the interest rate at which deposits in immediately available funds in U.S. dollars are offered by prime banks in the interbank market for a thirty (30) day period as published in the Wall Street Journal.

     "Loan Documents" is defined in the Recitals to this Agreement.

     "Membership Interests Pledge Agreement" is defined in the Recitals to this Agreement.

     "Multiemployer Plan" shall mean a Plan described in Section
4001(a)(3) of ERISA to which the Company or the Subsidiaries or any ERISA Affiliate is required to contribute on behalf of any of its employees.

     "Net Income" shall mean the net income (deficit) after income taxes of the Company and the Subsidiaries as determined in accordance with GAAP.

     "Net Worth" of a Person shall, as of any date, mean the total assets of that Person less the total liabilities of that Person as determined in accordance with GAAP for purposes of balance sheet presentation.

     "Obligor" shall mean the lessee under a Lease.

     "Original Company Security Agreement" is defined in the Recitals to this Agreement.

     "Original Dispute Resolution Agreement" is defined in the Recitals to this Agreement.

     "Original Revolving Credit Agreement" is defined in the Recitals to this Agreement.

     "Original Revolving Credit Commitment" is defined in the Recitals to this Agreement.

     "Original Revolving Credit Note" is defined in the Recitals to this Agreement.

     "Original Validity Agreement" is defined in the Recitals to this Agreement.

     "PBGC" shall mean the Pension Benefit Guarantee Corporation established pursuant to Subtitle A of Title IV of ERISA.

     "Person" shall mean a corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, or trust, a government or political subdivision thereof or a governmental agency.
     "Plan" shall mean any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of the Company, the Subsidiaries or any ERISA Affiliate, and any such plan no longer maintained by the Company, the Subsidiaries or any of their ERISA Affiliates to which the Company, the Subsidiaries or any of their ERISA Affiliates has made or was required to make any contributions within any of the preceding five years.

     "Pooled Interest Portfolio" shall have the meaning set forth in the Trust Agreement.

     "Pooled Interest Certificate" or "Pooled Interest
Certificates" shall have the meaning set forth in the Trust
Agreement.

     "Prior Revolving Credit Loans" is defined in the Recitals to this Agreement.

     "Reportable Event" shall mean any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, a cessation of operations described in Section 4068(f) of ERISA, an amendment to a Plan necessitating the posting of security under
Section 401(a)(29) of the Code, or a failure to make a payment required by Section 412(m) of the Code and Section 302(e) of ERISA when due.

     "Republic" is defined in the Recitals to this Agreement.

     "Restated Company Security Agreement" is defined in Section
3.4.

     "Restated Dispute Resolution Agreement" is defined in Section
 4.1.

     "Restated Note" is defined in Section 2.2.

     "Restated Validity Agreement" is defined in Section 4.1.

     "Revolving Credit Loan" is defined in Section 2.1.

     "Single Employer Plan" shall mean any Plan which is not a Multiemployer Plan.

     "State" shall mean the State of Ohio.

     "Stock Pledge Agreement" is defined in the Recitals to this Agreement.

     "Subsidiaries" shall mean any corporation or limited liability company of which more than 50% of the outstanding stock or membership interests having ordinary voting power to elect a majority of the board of directors or managers of such corporation or limited liability company is directly or indirectly owned by Westar.

     "Tangible Net Worth" shall mean the total of capital, general contingency reserves, subordinated Indebtedness and retained earnings (deficit) of Westar on a consolidated basis, determined in accordance with GAAP, minus the following items (without duplication of deductions, if any, appearing on the consolidated balance sheet of Westar):

     (i) The book amount of all assets which would be treated as intangibles under GAAP, including, without limitation, goodwill, non-compete agreements with the Subsidiaries' former owners, long-term customer contracts, plant engineering design and set-up, trademarks, trade names, copyrights, patents and licenses and rights with respect to the foregoing;

     (ii) The amount by which aggregate inventories or aggregate securities appearing on the asset side of such balance sheet exceeds the lower of cost or market value (at the date of such balance sheet) thereof; and

     (iii) Any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset.

     "Trust" shall mean the Westar Lease Origination Trust formed pursuant to the Trust Agreement.

     "Trust Agreement" shall mean the Second Amended and Restated Westar Lease Origination Trust Agreement dated as of August 9, 1996, among the Company (as Grantor and Beneficiary), Westar Lease Services, Inc. (as Trustee), The Bank of New York (as Certificate Trustee), the Lender (as Warehouse Lender and Backup Servicer), and Westar (as Marketer and Servicer), as the same has and may hereafter be amended, modified, supplemented and/or restated.

     "Trust Assets" shall mean the Leases, the Leased Vehicles, each certificate of title or other evidence of ownership of a Leased Vehicle and all other defined as "Trust Assets" in the Trust Agreement.

     "Trustee" shall mean Westar Lease Services, Inc., as trustee under the Trust Agreement.

     "Unused Commitment Fee" is defined in Section 3.1.

     "Uniform Commercial Code" shall mean the Uniform Commercial
Code as adopted in the State, as amended from time to time.

     "Unused Commitment" is defined in Section 3.1.

     "WestAH" is defined in Section 2.2.

     "Westar" is defined in the Recitals to this Agreement.

     "Westar Lease Services, Inc." is defined in the Recitals to this Agreement.


                    ARTICLE 11.  EXCULPATION

     Lender will look solely to its security interests in the collateral described in the Restated Company Security Agreement (the "Collateral") for payment of all amounts due or coming due under the Loan Documents and for the performance of all covenants, agreements and obligations and for the breach of representations and warranties of the Company hereunder or under any other Loan Document, undertaking, certificate or other document executed and delivered by the Company as contemplated by the Loan Documents (whether or not expressed as general obligations of the Company). Therefore, notwithstanding anything contained herein or in any of the Loan Documents, no judgment or recourse (except against the Collateral) shall be sought or enforced for the payment or performance of the Company's obligations under the Loan Documents or any such other agreement, undertaking, certificate or document: against (i) the Company in its individual or personal capacity, other than in connection with the enforcement of remedies against the Collateral; (ii) against any assets or property of the Company other than the Collateral; or (iii) against any past, present or future member or manager of the Company, or any stockholder, officer or director of, the Company's manager, or any parent company or other affiliate of any of the foregoing, or any of their respective assets or properties.

     IN WITNESS WHEREOF, the Company and the Lender have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

BANK ONE, NA                        WESTAR AUTO FINANCE, L.L.C.,

("Lender")                          a Washington limited liability
                                    company ("Company")

                                    By WESTAR AUTO HOLDING CO.,

                                    a Washington Corporation,
                                    Manager
By:---------------------
     Robert N. Kent, Jr.
     Vice President
                                    By:-------------------
                                    Robert W. Christensen, Jr.
                                    President



                                              EXHIBIT A
          AMENDED AND RESTATED REVOLVING CREDIT NOTE


                                               Columbus, Ohio
$25,000,000     June ----, 1997


     On or before July 12, 1998, for value received, the undersigned, Westar Auto Finance, L.L.C., a Washington limited liability company (the "Company"), hereby promises to pay to the order of Bank One, NA (the "Lender") or its assigns, as further provided herein, the principal amount of Twenty-Five Million Dollars ($25,000,000) or, if such principal is less, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Company pursuant to the Agreement (as referred to and defined in Section 1 hereof), together with interest on the unpaid principal balance of all Revolving Credit Loans made hereunder until paid in full at a fluctuating rate of interest and payable on the dates as determined in accordance with Article 2 of the Agreement. Both principal and interest are payable in federal funds or other immediately available money of the United States of America at Bank One, NA, 100 East Broad Street, P.O. Box 711009, Columbus, Ohio 43271-1009.

     Section 1. Loan Agreement. This Amended and Restated Revolving Credit Note (the "Restated Note") is the Restated Note referred to in the Amended and Restated Revolving Credit Agreement dated as of the date hereof (the "Agreement"), by and between the Company and the Lender, as the same may be amended, modified, restated and supplemented from time to time, which Agreement, as amended, modified, restated or supplemented, is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement. This Restated Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for repayments and reborrowings on account of the principal hereof prior to maturity upon the terms, conditions and provisions specified therein.

     Section 2. Endorsements. All Revolving Credit Loans made by the Lender to the Company pursuant to the Agreement and all payments made on account of principal hereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the schedule attached hereto which is a part of this Restated Note; provided, however, that the failure of the Lender or any holder to make such notation shall not limit or otherwise affect the obligations of the Company hereunder or under the Agreement.
Prior to any such transfer, all Revolving Credit Loans made by the Lender to the Company and all payments made on account of principal hereof may be recorded in the regularly maintained data processing records of the Lender.

     Section 3. Setoff. Any and all moneys now or at any time hereafter owing to the Company from the holder hereof, are hereby pledged for the security of this and all other
Indebtedness from the Company to the holder hereof, and may, upon the occurrence of any Event of Default, be paid and applied thereon whether such Indebtedness be then due or is to become due.



                   WESTAR AUTO FINANCE, L.L.C.

                   By WESTAR AUTO HOLDING CO., a
                   Washington corporation, Manager

                   By:----------------------------------
                   Robert W. Christensen, Jr., President


             AMENDED AND RESTATED REVOLVING CREDIT NOTE
                     OF WESTAR AUTO FINANCE, L.L.C.

              Schedule of Loans and Payments of Principal




Date
Amount of Loan
                  Interest Rate     Amount of Principal Payments
                  Unpaid Principal Balance
Notation Made by

                                               EXHIBIT B


          AMENDED AND RESTATED COMPANY SECURITY AGREEMENT



     THIS AMENDED AND RESTATED COMPANY SECURITY AGREEMENT (the "Security Agreement") is made and entered into as of June ___, 1997 by and between WESTAR AUTO FINANCE, L.L.C., a Washington limited liability company (the "Company"), and BANK ONE, NA a national banking association formerly known as Bank One, Columbus, N.A. (the "Lender").


                               Background

     A. Revolving Credit Agreement. The Lender and the Company have entered into a certain Amended and Restated Revolving Credit Agreement concurrently with the execution of this Security Agreement (the "Revolving Credit Agreement"), pursuant to which the Lender has agreed to lend the maximum sum of $25,000,000 to the Company (the "Revolving Credit Commitment"). The Revolving Credit Agreement restates and amends a certain Revolving Credit Agreement dated July 12, 1995 among the Company, Republic Leasing Incorporated, a Delaware corporation, and the Lender (the "Original Security Agreement"). This Security Agreement likewise amends and restates a certain Company Security Agreement dated as of July 12, 1995 between the Company and the Lender. The Revolving Credit Commitment is evidenced by a master promissory note of the Company of even date herewith (the "Note"). Terms used herein which are defined in the Revolving Credit Agreement shall have the meanings set forth in the Revolving Credit Agreement, unless otherwise defined herein or the context hereof otherwise clearly requires.

     B. Security Interest. The Lender is willing to make the Revolving Credit Loans to the Company upon the condition that the Company pledge and assign all of its right, title and interest in, to and under, and grant to and create in favor of the Lender security interests in, certain property of the Company as security for (i) the payment of the Note, (ii) the payment of all amounts owing pursuant to this Security Agreement and the Revolving Credit Agreement, and (iii) the performance by the Company of, and compliance with, all of the terms, covenants, conditions, stipulations and agreements contained in this Security Agreement, the Revolving Credit Agreement and the Note (collectively, the "Secured Obligations").

                      Statement of Agreement

     For and in consideration of the Loan made by the Lender to the Company, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

     Section 1. Creation of Security Interests. As security for the Secured Obligations, the Company agrees that there now are or shall be duly executed and filed or recorded in all appropriate state and local offices all documents necessary to grant and create in favor of the Lender a perfected security interest under the Uniform Commercial Code in and to the following, whether now owned or hereafter acquired by the Company, and the Company hereby assigns, conveys, transfers, delivers and sets over unto the Lender a security interest in and to all of the Company's right, title and interest in, to and under:

     (i) the Asset Specific Trust Interest Certificates issued to the Company from time to time pursuant to the terms of the Trust Agreement and the Asset-Specific Trust
Interest in all Trust Assets represented by the Asset
Specific Trust Interest Certificates;

     (ii) the proceeds from the sale of any Pooled Interest
Certificates issued to the Company from time to time pursuant to the terms of the Trust Agreement and sold to investors;

     (iii)   distributions with respect to the Asset Specific
Trust Interest Certificates pursuant to the terms of the Trust Agreement; and

     (iv) all cash and non-cash Proceeds of the foregoing.

     The Company acknowledges and agrees that the Secured Obligations are future advances covered by the Original Security Agreement pursuant to Section 9-204(3) of the Uniform Commercial Code. As used in this Security Agreement and unless the context requires a different meaning, capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Revolving Credit Agreement. For purposes of this Security Agreement, the term "Proceeds" shall have the meaning provided in the Uniform Commercial Code. The property described in this Section 1 is hereinafter collectively referred to as the "Collateral."

     Section 2.   Lender Has Rights and Remedies of a Secured
Party. In addition to all rights and remedies given to the Lender by this Security Agreement, the Lender shall have all the rights and remedies of a secured party under the Uniform
Commercial Code.

     Section 3. Provisions Applicable to the Collateral. The parties agree that the following provisions shall be applicable to the Collateral during the term of this Security Agreement:

      (a)  Chief Executive Offices; Books and Records.

                (i) The Company shall keep accurate and complete books and records concerning the Collateral.

                (ii) The Company represents and warrants that its chief executive office is located at the address set forth in Section 10.1 hereof. The Company shall not move its chief executive office except to such new location as it may establish in accordance with paragraph (iv) below.

                (iii) The only original books of account and records of the Company relating to all Collateral of the Company are, and shall continue to be, kept at its chief executive office. The location where such books of account and records are kept shall not be changed except in accordance with paragraph (iv) below.

                (iv) The Company shall not establish any new location for its chief executive office or for the place where such books of account and records are kept until
          (A) it shall have given to the Lender written notice of its intention so to do, clearly describing each such new location and providing such other information in connection therewith as the Lender may reasonably request and (B), with respect to each such new location, it shall have taken such action, satisfactory to the Lender (including without limitation all action required by Section 4 hereof) as may be necessary to maintain the security interest of the Lender in the Collateral granted hereunder at all times fully perfected and in full force and effect.

     (b) Inspection. The Lender shall have the right to review the books and records of the Company concerning the Collateral and to copy the same and make excerpts therefrom, and to inspect the Collateral, at all times during regular business hours; so long as such inspections do not unreasonably interfere with or impede the operations of the Company.

     (c) Distributions with Respect to Asset-Specific Trust Interests. As further security for the Secured Obligations and pursuant to the terms of the Trust Agreement, prior to the occurrence of an Event of Default (as such term is defined in the Revolving Credit Agreement), the Lender shall be entitled to directly receive from the Trustee that portion of distributions with respect to Asset-Specific Trust Interests as is specified in the Trust Agreement.
Upon the occurrence and during the continuation of an Event of Default (as such term is defined in the Revolving Credit Agreement), the Lender shall be entitled to receive from the Trustee 100% of the distributions with respect to all Asset-Specific Trust Interests.

    Section 4. Preservation and Protection of Security Interests. The Company shall faithfully preserve and protect the Lender's security interest in its Collateral and shall, at its own cost and expense, cause such security interest to be perfected and continued perfected so long as the Secured Obligations or any portion thereof is outstanding and unpaid, and for such purpose the Company shall from time to time at the request of the Lender file or record, or cause to be filed or recorded, such instruments, documents and notices, including without limitation, financing statements and continuation statements, as the Lender may deem necessary or advisable from time to time in order to perfect and continue perfected said security interests. The Company shall do all such other acts and things and shall execute and deliver all such other instruments and documents, including without limitation further security agreements, pledges, endorsements, assignments and notices, as the Lender may deem necessary or advisable from time to time in order to perfect and preserve the priority of said security interest as a perfected first lien security interest in the Collateral prior to the rights of any other secured party or lien creditor except as otherwise permitted herein. The Lender, and its officers, employees and authorized agents, or any of them, are hereby irrevocably appointed the attorneys-in-fact of the Company to do all acts and things which the Lender may deem necessary or advisable to preserve, perfect and continue perfected the Lender's security interest in the Collateral upon the occurrence of an Event of Default or upon Company's refusal to do any such act or thing, including without limitation the signing of financing, continuation or other similar statements and notices on behalf of the Company and to exercise of any of the rights, remedies, powers, privileges and claims of the Company under the assigned contracts.

     Section 5. Application of Moneys. Except as otherwise provided herein, if any Event of Default (as that term is defined in the Revolving Credit Agreement) shall occur or be continuing or exist, all moneys which the Lender shall receive upon realization of the security or otherwise may be applied by or at the direction of the Lender in the following manner:

     (a) First, to the payment or reimbursement of all reasonable advances, expenses and disbursements of the Lender (including, without limitation, the reasonable fees and disbursements of its counsel and agents) incurred in connection with the administration and enforcement of, or the preservation of any rights under, this Security Agreement or the Revolving Credit Agreement or in the collection of the obligations of the Company under the Note; and

     (b) Second, to be applied in any manner desired by the Lender to the satisfaction of the Secured Obligations.

     Section 6.    Certain Representations and Covenants.  The
Company agrees from and after the date of this Security Agreement and until payment in full of the Secured Obligations, as follows:

     (a) Title and Liens. It has and will have good and marketable title to the Collateral from time to time owned or acquired by it, free and clear of all liens, encumbrances, pledges and security interests, except such as have been granted to the Lender and such as have not been prohibited pursuant to Section 7.2 of the Revolving Credit Agreement; and the security interests of the Lender in the Collateral are perfected lien security interests, prior to the rights of any other secured party or lien creditor. The Company shall defend its title to the Collateral against the claims and demands of all persons whomsoever.

     (b) Negative Pledge. It shall not, without the prior written consent of the Lender, (i) sell, assign or transfer any Collateral, or, except pursuant to the terms of the assigned contracts, any Leases or Leased Vehicles (ii) grant or create or permit to exist any lien, encumbrance, pledge or security interest on, or in any of the Collateral or any other personal property, real property or fixtures of the Company except such as have not been prohibited pursuant to
Section 7.2 of the Revolving Credit Agreement, (iii) permit any levy or attachment to be made against any of the Collateral, or (iv) file any financing statement with respect to any of the Collateral, except financing statements in favor of the Lender and except such as have not been prohibited pursuant to Section 7.2 of the Revolving Credit Agreement.

     (c) Risk of Loss; Insurance. Risk of loss of, damage to, or destruction of, the Collateral is on the Company to the extent that the Company now or hereafter owns or acquires such Collateral. If the Company fails to effect and keep in full force and effect insurance covering the Collateral, or fails to pay the premiums thereon when due, the Lender may do so for the account of the Company and add the cost thereof to the Secured Obligations. The Company hereby assigns and sets over unto the Lender all moneys which may become payable on account of such insurance, including without limitation any return or unearned premiums which may be due upon cancellation of any such insurance, and directs the insurers to pay the Lender any amount so due. The Lender, its officers, employees and authorized agents are hereby irrevocably appointed the attorneys-in-fact of the Company to endorse any draft or check which may be payable to the Company in order to collect the proceeds of such insurance or any return or unearned premiums. Any balance of insurance proceeds remaining in the possession of the Lender after payment in full of the Secured Obligations shall be paid to the Company, or its order.

     Section 7. Events of Default. If any Event of Default (as that term is defined in the Revolving Credit Agreement) shall occur and be continuing or shall exist, then in any such event, the Lender shall have the irrevocable right under the Trust Agreement to order the Trustee to distribute any Trust Assets associated with any Asset-Specific Trust Interest which is then part of the Collateral to the Lender and such rights and remedies in respect of the Collateral or any part thereof as are provided by the Uniform Commercial Code and such other rights and remedies in respect thereof which it may have at law or in equity or under this Security Agreement, including without limitation the right to enter any premises where any Collateral is located and take possession of the same without demand or notice and without prior judicial hearing or legal proceedings, which the Company hereby expressly waives, and to sell all or any portion of the Collateral at public or private sale without prior notice to the Company except as otherwise required by law (and if notice is required by law, after ten days' prior written notice) at such place or places and at such time or times and in such manner and upon such terms, whether for cash or on credit, as the Lender in its sole discretion may determine. Upon any such sale of any of the Collateral, the Lender may purchase all or any of the Collateral being sold, free from any equity or right of redemption. The Lender shall apply the proceeds of any such sale to the obligations of the Company as provided in Section 5 hereof. If such proceeds are insufficient to pay the amounts required by law, the Company shall be liable for any deficiency in the amount so realized from the Collateral to the extent provided herein.

     In addition, in any such event, the Company shall promptly upon demand by the Lender assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which shall be reasonably convenient to the Lender. The right of the Lender under this Section to have the Collateral assembled and made available to it is of the essence of this Security Agreement and the Lender may, at its election, enforce such right by a bill in equity for specific performance.

     The Company, to the extent that it has any right, title or interest in any of the Collateral, waives and releases any right to require the Lender to collect any of the Secured Obligations from any other of the Collateral under any theory of marshalling of assets, or otherwise, and specifically authorizes the Lender to apply any of the Collateral against any of the Secured Obligations in any manner that the Lender may determine.

     Section 8.   Amendments, Waivers.  The provisions of this
Security Agreement may from time to time be waived, modified or amended only by a writing signed by each of the parties hereto.

     Section 9. Defeasance; Partial Releases of Collateral. Upon payment in full of the Secured Obligations, this Security Agreement shall terminate and be of no further force and effect; and in such event, the Lender shall, at the expense of the Company, redeliver and reassign the Collateral to the Company and take all action necessary to terminate the security interests of the Lender in the Collateral. Until such time, however, this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Upon mandatory repayment of outstanding Revolving Credit Loans pursuant to Section 2.2(c)(ii) of the Revolving Credit Agreement, the Lender shall, at the expense of the Company, redeliver and reassign each related Asset-Specific Trust Interest Certificate to the Company representing Trust Assets the origination of which was funded with the proceeds of the Revolving Credit Loans being repaid and take all action necessary to terminate the security interest of the Lender in, and only in, such Asset-Specific Trust Interest Certificates and the Asset-Specific Trust Interests evidenced thereby.

                  Section 10.     Miscellaneous.

     10.1 Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three business days after deposit in the U.S. mail, postage prepaid, addressed as follows, or to such address as may be hereafter notified by the parties hereto:

  The Company:    Westar Auto Finance, L.L.C.
                  The Republic Building
                  505 East Union Avenue, Suite 300-C
                  P.O. Box 919
                  Olympia, Washington 98507
                  Attention:  Robert W. Christensen, Jr.,President

  The Lender:     Bank One, NA
                  Alternative Funding and Servicing
                  100 East Broad Street
                  P.O. Box 711009
                  Columbus, Ohio  43271-1009
                  Attention:  Robert N. Kent, Jr.,Vice President

     10.2 No Implied Rights or Waivers. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar and other circumstances. Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under the Revolving Credit Agreement or the Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of the same or the exercise of any other right, power or privilege.

     10.3 Applicable Law.  This Security Agreement, the Revolving
Credit Agreement and the Note shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Ohio.

     10.4 Counterparts. This Security Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

     10.5 Headings. The headings of this Security Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

     10.6 Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or effecting the validity or enforceability of such provisions in any other jurisdiction.

     10.7 Entire Agreement. This Security Agreement reflects the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements or understandings with respect thereto in their entirety.

     Section 11. Exculpation. The liability of the Company with respect to the payment of principal and interest under the Restated Note shall be "non-recourse" and, accordingly, the Lender's source of satisfaction of said indebtedness and the Company's other obligations under the Revolving Credit Agreement and under the other Loan Documents shall be limited to the collateral described in this Security Agreement and the Lender shall not seek to procure payment out of any other assets of the Company or any person or entity comprising the Company, or to seek any judgment for any sums which are or may be payable under the Restated Note, the Revolving Credit Agreement or any of the other Loan Documents, as well as any claim or judgment for any deficiency remaining after realization of the security. Notwithstanding the above, nothing herein contained shall be deemed to be a release or impairment of the Restated Note or the security therefor intended by this Security Agreement and the other Loan Documents, or be deemed to preclude the Lender from exercising its rights under this Security Agreement or to enforce any of its other rights or remedies under the Loan Documents.

     IN WITNESS WHEREOF, the Company has caused this Security
Agreement to be duly executed on the date first above written.

BANK ONE, NA                WESTAR AUTO FINANCE, L.L.C.
                            a Washington limited liability company

By:                         By WESTAR AUTO HOLDING CO.,
   ------------------------
   Robert N. Kent, Jr.      a Washington Corporation, Manager
   Vice President
                            By:
                            ------------------------------------
                            Robert W. Christensen, Jr. President

                                                 EXHIBIT C

           AMENDED AND RESTATED DISPUTE RESOLUTION AGREEMENT

         [The pre-printed form used by Lender will be inserted]

                                                 EXHIBIT D

    [Opinion of Owens Davies Mackie as Counsel to the Company]

                                                    June __, 1997

Bank One, NA
100 East Broad Street
Columbus, Ohio 43271-1012

Ladies and Gentlemen:

     We have acted as special counsel to Westar Auto Finance, L.L.C. (the "Company") in connection with the execution and delivery of that certain Amended and Restated Revolving Credit Agreement dated the date hereof (the "Revolving Credit Agreement") between the Company and Bank One, NA (the "Lender"), that certain Amended and Restated Promissory Note of the Company dated the date hereof in the amount of $25,000,000, that certain Amended and Restated Company Security Agreement dated the date hereof between the Company and the Lender (the "Security Agreement"), and all documents and instruments contemplated by, or executed in connection with, the Revolving Credit Agreement (hereinafter collectively referred to as the "Loan Documents").

     In connection with this opinion, we have reviewed the Loan Documents. We have investigated such questions of law, and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such corporate documents and records of the Company and public records as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to matters of fact (except facts constituting legal conclusions), we have relied on certificates and other statements of public officials and corporate officers or representatives of Westar and the Company, none of which has been independently verified by us, but none of which do we have reason to believe is inaccurate, or with respect to which our reliance would be unreasonable.

     In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the legal capacity of all persons signing such documents other than those signing on behalf of the Company, the genuineness of the signatures of persons signing all documents examined by us other than those signed on behalf of the Company and that all parties to the Loan Documents, other than the Company, are in compliance with all of their obligations and undertakings arising under the Loan Documents.

     Where we render an opinion "to the best of our knowledge" or otherwise refer to our knowledge, our opinion is based solely upon (i) an inquiry of attorneys within this firm who perform legal services for the Company or Westar, and/or (ii) such certification of officers or representatives of the Company and Westar as we have deemed appropriate.
[Qualifications]

     Based on the foregoing, we are of the opinion that:

     (i) Westar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and holds a valid certificate of authority to transact business in the State of Washington. WestAH is a corporation and the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington. The Westar, WestAH and the Company have all requisite power and authority to own and operate their properties and to carry on their businesses as now conducted, and the Company has all requisite power and authority to execute and deliver and to perform all of its obligations under the Loan Documents.

     (ii) Westar, WestAH and the Company are each duly qualified or licensed to do business and in good standing as a foreign corporation or limited liability company in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualification or licensing necessary and in which the failure to be so qualified or licensed would have a materially adverse effect on the conduct of the businesses of Westar, WestAH or the Company, taken as a whole.

     (iii) The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary limited liability company actions.

     (iv) The execution, delivery and performance by the Company of the Loan Documents do not and will not result in any violation of or be in conflict with or constitute a default under the certificate of formation or limited liability company agreement of the Company or, to the best of our knowledge, of any agreement or instrument to which any of Westar, WestAH or the Company are a party or by which any of them is bound, or any order, writ, injunction, judgment, decree, statute, or governmental rule or regulation applicable to any of them or by which any of them is bound.

     (v) [Except as referred to elsewhere in this opinion,] no authorization, consent, approval, license or exemption by, or filing or registration with, any domestic court or governmental department, commission, board, bureau, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company of the Loan Documents.

     (vi) The Loan Documents have been duly executed and delivered by the Company and are the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and applicable law, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.
     (vii) To the best of our knowledge, there is no court action, or other governmental proceedings or investigations pending or threatened, involving Westar, WestAH or the Company which question the validity of the Loan Documents or any action taken or to be taken, pursuant thereto, which would have a materially adverse effect on the businesses or operations of Westar, WestAH or the Company taken as a whole.

     (viii) The Security Agreement is in appropriate form to create the liens it purports to create in the personal property described therein. Filing or recording financing statements with the Washington State Department of Licensing is the only filing or recording necessary to perfect, for purposes of the Uniform Commercial Code as adopted in the State of Washington (the "UCC"), the security interests created by the Security Agreement in that part of the personal property in which a security interest may be perfected by filing. We advise you that action other than filing of a financing statement is necessary to perfect a security interest in certain personal property. In that regard, possession by the secured party is sufficient to perfect the security interest in any certificated securities in which a security interest is granted. We also advise that such filing will become ineffective after the lapse of five years, and that additional filings may be required if the Company changes its name, identity or corporate structure, moves collateral to another jurisdiction or changes its location to another jurisdiction.

     (ix) The Trust Agreement (as defined in the Revolving Credit Agreement) has been duly executed and delivered by the Company and Westar Lease Services, Inc., as trustee, and is the valid and binding obligation of each of them enforceable against each of them, respectively, in accordance with its terms and applicable law, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

     We express no opinion as to the laws of any jurisdiction other than the State of Washington, the General Corporation Law of the State of Delaware and the United States of America. This opinion is furnished as of the date hereof and we undertake no obligation to advise you of any event occurring after the date hereof which would change any of the opinions set fort herein. This opinion is furnished by us solely for your benefit and no other person shall be entitled to rely upon the opinions herein expressed. Except with our prior written consent, this opinion is not to be used, circulated, quoted or otherwise referred to in connection with any transaction other than those contemplated by the Loan Documents or by or to any person.

                               Respectfully submitted,